news                                                           UNIT CORPORATION
-------------------------------------------------------------------------------
                                 7130 South Lewis Avenue, Tulsa, Oklahoma 74136
                                       Telephone 918 493-7700, Fax 918 493-7711



                               Contact:     David T. Merrill
                                            Chief Financial Officer
                                            and Treasurer
                                            (918) 493-7700


For Immediate Release...
October 27, 2004


                   UNIT CORPORATION REPORTS 2004 THIRD QUARTER
                          AND FIRST NINE MONTHS RESULTS
                     Third Quarter Net Income Increases 93%


     Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today its financial and operational results for the third quarter and first nine months of 2004. Consolidated net income for the third quarter was $24.6 million, or 54 cents per diluted share, on revenues of $143.4 million, compared to 2003's net income of $12.8 million, or 29 cents per diluted share, on revenue of $77.8 million. Revenues increased 84% while net income increased 93% between the comparative quarters. The dramatic improvement in net income was due to significant increases in oil and natural gas production and prices, an increased number of contract drilling rigs being utilized, increased dayrates, and a $3.8 million pre-tax gain on the sale of the Company's investment in a natural gas marketing limited partnership. In June 2003, Unit purchased a 16.7% interest in this limited partnership and in August 2004 sold its interest for $6.2 million. The investment was carried at cost and therefore the sale of this investment has no impact on the ongoing operations of Unit.
     For the nine-month period, the Company reported consolidated net income of $60.3 million, or $1.31 per diluted share, on revenues of $359.0 million, compared to 2003's net income of $38.4 million, or 88 cents per diluted share, on revenues of $218.8 million. The increases were due to an improvement in oil and natural gas production and prices, rig utilization and dayrates, the acquisition of the 60% of Superior Pipeline Company L.L.C. that Unit did not already own, and a gain on the sale of the Company's investment in the natural gas marketing limited partnership.

UNIT DRILLING RESULTS
     Contract drilling revenues increased 62% between the comparative third quarters to $80.9 million due to increases in both dayrates and the number of rigs utilized. The average rig utilization was 92.0 rigs in the third quarter of 2004, up 35% from 2003's third quarter. Currently, Unit has 98 of its 100 rigs operating under contract. Daywork rates for the third quarter averaged $9,103 per day, which was 14% above the comparable quarter of 2003. Contract drilling operating margins (per drilling rig) averaged $2,727 per day during the third quarter of 2004, compared to $2,294 for the same period in 2003. Unit is in the process of constructing its 101st rig, a 1,000 horsepower drilling rig, which is expected to be placed into service the first of December.
     On August 2, 2004, Unit announced the completion of the acquisition of Sauer Drilling Company. The acquisition included 9 drilling rigs, a fleet of trucks, and an equipment and repair yard with associated inventory, located in Casper, Wyoming. Currently, 8 of the 9 rigs are operating under contract in Unit's Rocky Mountain division.
     Between the comparative first nine months, contract drilling revenues increased 63% to $211.2 million with rig utilization increasing to an average of
85.8 rigs operating during the first nine months of 2004 as compared to an average 60.6 rigs operating in the first nine months of 2003. Contract drilling operating margins (per drilling rig) averaged $2,487 per day during the first nine months of 2004, compared to $1,977 for the same period in 2003.


UNIT PETROLEUM RESULTS
     Revenues from Unit's oil and natural gas operations increased 69% in the third quarter to $46.4 million due to significantly higher oil and natural gas production and prices. During the first nine months of 2004, oil and natural gas revenues were $130.7 million, an increase of 49% over the same period in 2003. Natural gas production was 6,947 million cubic feet (MMcf) in the third quarter of 2004, while oil production for the same period was 274,000 barrels. Natural gas production was 19,855 MMcf in the first nine months of 2004, while oil production for the same period was 767,000 barrels. For the first nine months, equivalent barrel production was up 42% on a year-over-year basis. Excluding the acquisition of PetroCorp Incorporated in February 2004, the first nine months equivalent barrel production for 2004 increased 17%.
     Average natural gas prices received during the third quarter of 2004 increased 16% to $5.21 per Mcf compared to $4.50 per Mcf during the third quarter of 2003. The average oil price received was $34.46 per barrel in the third quarter of 2004 and $25.51 per barrel in the 2003 comparative quarter, a 35% increase. For the first nine months of 2004, average natural gas prices received increased 4% to $5.23 per Mcf compared to $5.05 per Mcf during the first nine months of 2003. The average oil price received was $32.17 per barrel in the first nine months of 2004 compared to $27.02 per barrel in 2003, a 19% increase. During the first nine months of 2004, Unit completed 110 wells with a success rate of 85%, compared to 98 wells completed during the first nine months of 2003 with an 85% success rate.


SUPERIOR PIPELINE RESULTS
     On July 29, 2004, Unit purchased the 60% of Superior Pipeline Company LLC that it did not already own for $19.8 million. The operations of Superior Pipeline and Unit's previously existing gas gathering activities are reflected in the gas gathering and processing segment. Prior to this acquisition, Unit's 40% interest in the operations of Superior Pipeline was shown as equity in earnings of unconsolidated investments.
     Superior Pipeline is a mid-stream company engaged primarily in the gathering, processing and treating of natural gas. The company owns one natural gas treatment plant, two processing plants, 12 active gathering systems and 400 miles of pipeline.
     For the third quarter of 2004, Superior Pipeline gathered 28,356 MMBtu's of natural gas per day and processed 26,669 MMBtu's per day. For the nine months of 2004, Superior Pipeline gathered 26,090 MMBtu's per day and processed 26,669 MMBtu's per day.


MANAGEMENT COMMENTS
     "Our third quarter results reflect the impact of a higher commodity pricing environment and favorable industry conditions," said John Nikkel, Chairman and Chief Executive Officer. "With the help of strategic acquisitions, Unit has positioned itself to benefit from current industry conditions. During the third quarter of 2004, we completed three significant transactions with the acquisition of Sauer Drilling Company, the acquisition of the 60% of Superior Pipeline Company LLC that we did not already own, and the sale of our investment in a natural gas limited partnership. With 110 wells completed during the first nine months of 2004, our exploration and production segment is on track to drill 165 to 175 wells by year-end. Our contract drilling segment is benefiting from higher commodity prices. We have seen a 4% rise in average dayrates from the previous quarter and all of our rigs are currently contracted. Long-term debt has increased to $107.5 million due to strong acquisition activity during the first nine months of the year, which still leaves us with a conservative 16% debt to capitalization ratio. We are pleased with Unit's growth and will continue along that path as the year comes to a close."

WEBCAST
     Unit will webcast its third quarter earnings conference call live over the Internet on October 27, 2004 at 11:00 a.m. Eastern Time. To listen to the live call, please go to www.unitcorp.com at least fifteen minutes prior to the start of the call to download and install any necessary audio software. For those who are not available to listen to the live webcast, a replay will be available shortly after the call and will remain on the site for twelve months.

                     ---------------------------------------

     Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and gas gathering and processing. Unit's Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.

     This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the closing of the pending acquisitions, the productive capabilities of the wells, future demand for oil and natural gas, future rig utilization and dayrates, oil and gas reserve information, anticipated production rates from company wells, anticipated gas gathering and processing rates, the prospective capabilities of offset acreage, anticipated oil and natural gas prices, the number of wells to be drilled by the company, development, operational, implementation and opportunity risks, and other factors described from time to time in the company's publicly available SEC reports, which could cause actual results to differ materially from those expected.

                                Unit Corporation
                  Selected Financial and Operations Highlights
                      (In thousands except per share data)

                                   Three Months Ended      Nine Months Ended
                                      September 30,           September 30,
                                    2003        2004        2003        2004
-------------------------------------------------------------------------------
Statement of Income:
  Revenues:
      Contract drilling          $  50,052   $  80,887   $ 129,839   $ 211,211
      Oil and natural gas           27,402      46,394      87,521     130,718
      Gas gathering and
        processing                     148      11,474         566      11,562
      Other                            198       4,595         832       5,497
                                 ----------  ----------  ----------  ----------
              Total revenues        77,800     143,350     218,758     358,988
                                 ----------  ----------  ----------  ----------
  Expenses:
      Contract drilling:
          Operating costs           35,653      57,816      97,105     152,736
          Depreciation and
            amortization             6,318       8,903      17,111      24,121
      Oil and natural gas:
          Operating costs            6,207       9,746      18,655      29,871
          Depreciation,
            depletion and
            amortization             6,972      12,316      19,464      34,028
      Gas gathering and
        processing:
          Operating costs               50      10,480         307      10,515
          Depreciation and
            amortization                58         451         125         489
      General and administrative     2,246       3,081       6,766       8,955
      Interest expense                 154         820         540       1,751
                                 ----------  ----------  ----------  ----------
              Total expenses        57,658     103,613     160,073     262,466
                                 ----------  ----------  ----------  ----------
  Income Before Income Taxes        20,142      39,737      58,685      96,522
                                 ----------  ----------  ----------  ----------
  Income Tax Expense:
      Current                          157       1,470         456       3,597
      Deferred                       7,506      13,673      21,856      33,187
                                 ----------  ----------  ----------  ----------
              Total income taxes     7,663      15,143      22,312      36,784
                                 ----------  ----------  ----------  ----------
  Equity in Earnings of
    Unconsolidated Investments
    Net of Income Tax                  284          53         740         603
                                 ----------  ----------  ----------  ----------

  Income Before Change in
    Accounting Principle            12,763      24,647      37,113      60,341
  Cumulative Effect of Change
    in Accounting
    Principle                          ---         ---       1,325         ---
                                 ----------  ----------  ----------  ----------
  Net Income                     $  12,763   $  24,647   $  38,438   $  60,341
                                 ==========  ==========  ==========  ==========
  Income Before Change in
    Accounting Principle
    Per Common Share:
      Basic                      $     .29   $     .54   $     .85   $    1.32
      Diluted                    $     .29   $     .54   $     .85   $    1.31
  Net Income Per Common Share:
      Basic                      $     .29   $     .54   $     .88   $    1.32
      Diluted                    $     .29   $     .54   $     .88   $    1.31
  Weighted Average Common
    Shares Outstanding:
      Basic                         43,556      45,733      43,503      45,709
      Diluted                       43,736      45,972      43,677      45,915

                                               December 31,  September 30,
                                                   2003          2004
-------------------------------------------------------------------------------
Balance Sheet Data:
     Current assets                            $   72,742    $  109,173
     Total assets                              $  712,925    $  983,430
     Current liabilities                       $   51,811    $   87,599
     Long-term debt                            $      400    $  107,500
     Other long-term liabilities               $   17,893    $   24,727
     Deferred income taxes                     $  127,053    $  186,742
     Shareholders' equity                      $  515,768    $  576,862


                                                   Nine Months Ended
                                                      September 30,
                                                   2003          2004
-------------------------------------------------------------------------------
Statement of Cash Flows Data:
     Cash Flow From Operations
       before Changes in Working
       Capital (1)                             $   98,114    $  149,763
     Net Change in Working Capital                 (9,702)        2,008
                                               -----------   -----------
     Net Cash Provided by Operating
       Activities                              $   88,412    $  151,771
                                               ===========   ===========
     Net Cash Used in Investing
       Activities                              $  (67,375)   $ (258,576)
     Net Cash Provided by (Used in)
       Financing Activities                    $  (19,769)   $  107,747


                                       Three Months Ended    Nine Months Ended
                                         September 30,         September 30,
                                         2003       2004       2003       2004
-------------------------------------------------------------------------------
Contract Drilling Operations Data:

    Rigs Utilized                         68.2       92.0       60.6       85.8
    Operating Margins (2)                  29%        29%        25%        28%
    Operating Profit Before
      Depreciation (2) ($MM)          $   14.4   $   23.1   $   32.7   $   58.5

Oil and Natural Gas Operations Data:

    Production
        Oil - MBbls                        134        274        372        767
        Natural Gas - MMcf               5,233      6,947     15,043     19,855
    Average Prices
        Oil -- Bbl                    $  25.51   $  34.46   $  27.02   $  32.17
        Natural Gas - Mcf             $   4.50   $   5.21   $   5.05   $   5.23
    Operating Profit Before
      DD&A (2) ($MM)                  $   21.2   $   36.6   $   68.9   $  100.8

Gas Gathering and Processing
  Operations Data:

    Gas gathered - MMBtu/day            14,758     28,356     11,200     26,090
    Gas processed - MMBtu/day              ---     26,669        ---     26,669

-------------
(1) Unit Corporation considers Unit's cash flow from operations before changes in working capital an important measure in meeting the performance goals of the company.
(2) Operating profit before depreciation is calculated by taking operating revenues by segment less operating expenses by segment excluding depreciation, depletion, amortization and impairment, general and administrative and interest expense. Operating margins are calculated by taking operating profit divided by segment revenue.



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